FOR IMMEDIATE RELEASE

                       P&G DELIVERS ON FOURTH QUARTER AND
                               FISCAL YEAR RESULTS


         CINCINNATI, Aug. 7, 2001 - The Procter & Gamble Company said today it delivered on commitments for fourth quarter and total fiscal year financial results.

         For the quarter ended June 30, unit volume grew three percent. Net sales for the quarter were $9.58 billion, down one percent. Excluding a three percent impact of unfavorable foreign exchange and a two percent impact from charges related to decisions to phase out certain initiatives, primarily Olay Cosmetics(R), sales increased four percent. As anticipated, the company reported a net loss for the quarter of $320 million or -$0.23 per share due to a $1.16 billion after-tax restructuring charge taken as part of the company's efforts to streamline its organization structure and business portfolio.

         Core net earnings, which exclude restructuring charges, were $837 million for the quarter. Core net earnings per share increased nine percent to $0.60. Core operating earnings were up 12 percent, driven by core business growth, overhead cost reductions, and favorable pricing and mix, which more than offset negative exchange impacts.

         Health care and paper business units led sales and volume progress for the quarter behind incremental volume from new products and improved consumer value. Health care and fabric and home care led profit improvement on higher volumes and lower costs.

         "We're encouraged by our results this quarter. We delivered improved top-line results and core earnings - in fact, ahead of what we said we would deliver," said P&G president and chief executive, A.G. Lafley. "These results are the outcome of the plans we put in place this year - making tougher choices, focusing on our biggest brands and customers, and tighter cash and cost control."

                                    - More -

         For the fiscal year, net sales were $39.24 billion. Exchange impacts reduced sales by over three percent. Excluding these effects, net sales were up two percent on flat unit volume. Net earnings were $2.92 billion or $2.07 per share. Excluding restructuring costs, core net earnings were $4.40 billion, or $3.12 per share, up six percent. Core earnings progress reflects actions to improve margins, as well as divestiture gains from non-strategic brands and improved tax rates.

          "Our goal this year was to get P&G's business growing again. We've made solid progress throughout the year, but we still have work to do," Lafley continued. "Our focus for fiscal 2002 will be to continue to deliver superior consumer value, restore consistent innovation on our core brands and achieve the restructuring savings we've promised. I have confidence in P&G's long-term growth potential. We will continue to drive the key strategic choices we have made this year and deliver on our commitments."

FISCAL YEAR SEGMENT HIGHLIGHTS

     Health care delivered exceptional growth on the expansion of new products. Net sales were $4.35 billion, up 14 percent excluding a three percent unfavorable exchange impact. Unit volume increased 15 percent, driven by the excellent performance of Iams(R) pet health and nutrition, pharmaceuticals and oral care businesses. Net earnings were $390 million, a 16 percent increase over the previous year. Iams drove health care's progress behind continued growth in North America and expansion into new retail channels in the United Kingdom, Italy and Japan. Pharmaceutical sales grew primarily due to the strength of Actonel(R), the company's post-menopausal osteoporosis drug, which achieved $150 million in total global sales. Oral care sales growth reflected benefits of broadening the appeal of core brands beyond cavity and tartar protection into new whitening and cleaning benefits.

     Beauty care increased profitability behind innovative, high-margin, global brands. Net sales were $7.26 billion, up two percent excluding a four percent impact of unfavorable exchange rates, primarily in Western Europe and Asia. Unit volume was flat versus the prior year, excluding a one percent negative impact of divestitures. Volume growth in hair care and skin care was offset by competitive activity in deodorants and bar soaps. Net earnings were $972 million, up nine percent behind the successful expansion of high-performance, premium-priced products, and the global restage of Pantene(R)and Head and Shoulders(R). Latin America in particular, posted record results on double-digit top line growth. Skin care, hair care and cosmetics had strong years led by recent launches of Olay Daily Facials(R), Olay Total Effects(R), Max Factor Lipfinity(R)and Cover Girl Outlast(R)- breakthrough technologies that provide superior consumer value and form the foundation for future growth.

     Fabric and home care trends reflect the significant effort to restore historical margins through innovation combined with necessary pricing, disciplined cost focus, and more efficient marketing. Net sales for the segment were $11.66 billion, down one percent versus a strong year ago base, excluding a three percent unfavorable exchange impact. Unit volume decreased two percent impacted by heavy competitive activity, primarily in Western Europe. Net earnings grew 13 percent to $1.64 billion. Earnings growth was primarily due to pricing actions and lower taxes. Latin America delivered significant earnings progress, reflecting disciplined cost management. Earnings progress in the June quarter was particularly strong due to the benefits of accelerated overhead reduction efforts.

     The paper segment, which includes baby, feminine and family care, reflected mixed results. Net sales were $11.99 billion, up four percent excluding a four percent impact of unfavorable exchange rates. Unit volume grew two percent driven by new introductions and base business growth in North America family care, and by baby care growth in Latin America and Central and Eastern Europe. Commodity-related cost increases and weaker foreign currencies resulted in net earnings being down two percent to $1.04 billion. These were partially offset by pricing actions and lower overhead and marketing spending. During the June quarter, volume growth was particularly strong as price premiums versus competition in family care returned to historical levels. Initiative programs are currently underway to drive future growth.


     Food and beverage results were below year ago, as strong sales and earnings in coffee were offset by soft snacks and juice results. Net sales were $4.14 billion, down eight percent excluding one percent impact of divestitures and a two percent unfavorable foreign exchange impact. Unit volume declined eight percent excluding a two percent impact of divestitures. Net earnings were $333 million, down nine percent. During the June quarter, business results began to improve, reflecting the strength of coffee and a return to competitive pricing and merchandising in snacks and juice.

OTHER FISCAL YEAR HIGHLIGHTS

     The company's restructuring program remains on track versus expectations for both costs and savings. An expansion of the program in the fourth quarter of this year, covers a significant reduction in enrollment, manufacturing rationalization, and portfolio choices to scale back or discontinue under-performing businesses and initiatives. The overall program is expected to deliver nearly $2 billion in annual after-tax savings by fiscal 2004.

     Dividends will increase nine percent to $1.52 per share, effective August 15, 2001, marking the 46th consecutive year of increased dividend payments.

     Capital spending declined as a percentage of sales to 6.3 percent. This significant accomplishment reflects the company's commitment to improved cash efficiency and puts us ahead of the glidepath toward our three-year goal. Going forward, the company will strive toward consistent attainment of six percent of sales or better in each business.

FISCAL YEAR 2001/2002

         The company confirmed that it is comfortable with the guidance provided earlier for fiscal 2002. Core earnings per share are expected to grow at a rate that equals or exceeds the previous year's growth, but not yet at the company's double-digit earnings growth target. Sales growth, excluding foreign exchange, should also equal or exceed the previous year, but be below the company's long-term growth target of four to six percent. If foreign exchange remains at current levels, it is expected to negatively affect top-line growth by about two percent -- though continued currency volatility makes it difficult to predict. Unit volume for the fiscal year is forecasted to be up in the low single digits. These estimates exclude any impact on results from the pending Clairol acquisition, a venture with The Coca-Cola Company, the Crisco(R)/Jif(R) divestiture or any accounting changes associated with goodwill.

         For the September quarter, unit volume is expected to be about flat. Sales excluding foreign exchange will be up slightly. At current rates, exchange would negatively impact sales by about three percent. Earnings per share will be up low-to-mid single digits.

         The company will adopt the new accounting requirements for business combinations and goodwill in the July-September quarter. Although still reviewing the requirements of these recently issued statements, the company expects the impact to reduce goodwill amortization by approximately $0.13 per share.

         This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit growth projections; the successful execution of current restructuring programs within the company's planned timing, including achievement of expected cost and tax savings and successful management of organizational and work process restructuring; the ability to achieve business plans, including volume growth and pricing plans, despite high levels of competitive activity, especially with respect to product categories and geographical markets in which the company has chosen to focus; the achievement of growth in significant developing markets such as China, Korea, the Southern Cone of Latin America and the countries of Central and Eastern Europe; the successful and timely execution of planned brand divestitures; the timely execution of definitive agreements and the receipt of timely and successful regulatory clearances with respect to a transaction with The Coca-Cola Company; the timely and successful receipt of regulatory clearances and subsequent successful integration of the Clairol business, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

         P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

                                      # # #
P&G CONTACTS
Thomas M. Millikin (513) 983-8248
Linda L. Ulrey (513) 983-8975


     P&G will web cast its conference call on Tuesday, August 7, 2001, at 8:30 a.m. to review its fourth quarter and fiscal year 2000/01 results. The call will last approximately one hour. You may receive the web cast by going to our web site at: http://www.pg.com/investor

     We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the web cast.

CONSOLIDATED STATEMENT OF EARNINGS

                                                       QUARTER                                            FYTD

                                                               W/O O-2005                                    W/O O-2005
Millions of dollars (except per share                         Restructuring                                 Restructuring
amounts)                                                       Chgs                                          Chgs

                                        AMJ 01   AMJ 00  %CHG  AMJ 01  AMJ 00  %CHG  6/30/01  6/30/00  %CHG  6/30/01  6/30/00 %CHG
                                        ------   ------  ----  ------  ------  ----  -------  -------  ----  ------   ------- ----
NET SALES                               $9,582   $9,661  (1)%  $9,713  $9,661    1%  $39,244  $39,951  (2)%  $39,375  $39,951 (1)%
======================================
 COST OF PRODUCTS SOLD                   6,203    5,418   14%   5,313   5,244    1%   22,102   21,514    3%   20,966   21,018 (0)%
                                        ------    -----         -----   -----         ------   ------         ------   ------
GROSS MARGIN                             3,379    4,243 (20)%   4,400   4,417  (0)%   17,142   18,437  (7)%   18,409   18,933 (3)%
======================================
 MARKETING, RESEARCH &  ADMINISTRATION   3,435    3,298    4%   3,017   3,185  (5)%   12,406   12,483  (1)%   11,823   12,165 (3)%
                                        ------    -----         -----   -----         ------   ------         ------   ------
OPERATING INCOME                           (56)     945  106%   1,383   1,232   12%    4,736    5,954 (20)%    6,586    6,768 (3)%
======================================
 TOTAL INTEREST EXPENSE                    187      217           187     217            794      722            794      722
 OTHER NON-OPERATING, NET                   50      157            50     157            674      304            674      304
                                        ------    -----         -----  ------        -------  -------        -------  -------
EARNINGS BEFORE INCOME TAXES              (193)     885 (122)%  1,246   1,172    6%    4,616    5,536 (17)%    6,466     6,350  2%
======================================
 INCOME TAXES                              127      369           409     395          1,694    1,994          2,069     2,120

NET EARNINGS                              (320)     516 (162)%    837     777    8%    2,922    3,542 (18)%    4,397     4,230  4%
                                        ======   ======        ======  ======        =======  =======        =======  ========

======================================
EFFECTIVE TAX RATE                         NM     41.7%          32.8%  33.7%          36.7%    36.0%          32.0%     33.4%

EBITDA                                    833     1,705          2,272  1,992          7,681    8,449          9,531     9,263

PER COMMON SHARE:
 BASIC NET EARNINGS                     $(0.27)  $0.37  (173)% $0.62   $0.57     9%   $2.15   $2.61   (18)%  $3.29     $3.13    5%
 DILUTED NET EARNINGS                    (0.23)   0.36  (164)%  0.60    0.55     9%    2.07    2.47   (16)%   3.12      2.95    6%
 DIVIDENDS                                0.35    0.32          0.35    0.32           1.40    1.28           1.40      1.28
AVERAGE DILUTED SHARES OUTSTANDING     1,397.0 1,413.0       1,397.0 1,413.0        1,405.6 1,427.2        1,405.6   1,427.2



                                                         Basis                Basis                   Basis                   Basis
COMPARISONS AS A % OF NET SALES                          Pt Chg               Pt Chg                  Pt Chg                  Pt Chg
-------------------------------
 COST OF PRODUCTS SOLD                    64.7 %  56.1 %        54.7 %  54.3 %         56.3 %  53.9 %         53.2 %    52.6 %
 GROSS MARGIN                             35.3 %  43.9 %   (860)45.3 %  45.7 %  (40)   43.7 %  46.1 %  (240)  46.8 %    47.4 % (60)
 MARKETING, RESEARCH &  ADMINISTRATION    35.8 %  34.1 %        31.1 %  33.0 %         31.6 %  31.2 %         30.0 %    30.4 %
 OPERATING MARGIN                         (0.6)%   9.8 % (1,040)14.2 %  12.8 %  140    12.1 %  14.9 %  (280)  16.7 %    16.9 % (20)
 EARNINGS BEFORE INCOME TAXES             (2.0)%   9.2 %        12.8 %  12.1 %         11.8 %  13.9 %         16.4 %    15.9 %
 NET EARNINGS                             (3.3)%   5.3 %         8.6 %   8.0 %          7.4 %   8.9 %         11.2 %    10.6 %


                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                 (Amounts in Millions Except Per Share Amounts)
                        Consolidated Earnings Information

                                                 -----------------------------------------------------------------------------------
                                                                      Three Months Ended June 30
                                                 -----------------------------------------------------------------------------------
                                                                  % Change                      % Change                % Change
                                                                   Versus    Earnings Before     Versus       Net        Versus
                                                       Net Sales  Year Ago     Income Taxes     Year Ago   Earnings     Year Ago
                                                 -----------------------------------------------------------------------------------

Fabric and Home Care                                      $2,883          0%              $591         36%       $405           46%
Paper                                                      2,969          2%               336         -7%        183          -14%
Beauty Care                                                1,754         -1%               252         -2%        176            7%
Health Care                                                1,116         16%                71        163%         54          184%
Food and Beverage                                            970        -14%               112         12%         67           -6%
                                                 -----------------------------------------------------------------------------------
    Total Business Segments                                9,692          0%             1,362         16%        885           19%
Corporate (excluding restructuring costs)                     21         n/a             (116)         n/a       (48)           n/a
                                                 -----------------------------------------------------------------------------------
    Total Company - Core                                   9,713          1%             1,246          6%        837            8%
Restructuring Costs                                        (131)         n/a           (1,439)         n/a    (1,157)           n/a
                                                 -----------------------------------------------------------------------------------
    Total Company - Reported                               9,582         -1%             (193)         n/a      (320)           n/a


                                                 -----------------------------------------------------------------------------------
                                                                     Twelve Months Ended June 30
                                                 -----------------------------------------------------------------------------------
                                                                  % Change                      % Change                % Change
                                                                   Versus    Earnings Before     Versus       Net        Versus
                                                       Net Sales  Year Ago     Income Taxes     Year Ago   Earnings     Year Ago
                                                 -----------------------------------------------------------------------------------
Fabric and Home Care                                     $11,660         -4%            $2,427          5%     $1,641           13%
Paper                                                     11,991          0%             1,735         -5%      1,043           -2%
Beauty Care                                                7,257         -2%             1,404          1%        972            9%
Health Care                                                4,353         11%               584          8%        390           16%
Food and Beverage                                          4,139        -11%               547         -3%        333           -9%
                                                 -----------------------------------------------------------------------------------
    Total Business Segments                               39,400         -2%             6,697          1%      4,379            6%
Corporate (excluding                                        (25)         n/a             (231)         n/a         18           n/a
           restructuring costs                   -----------------------------------------------------------------------------------
    Total Company - Core                                  39,375         -1%             6,466          2%      4,397            4%
Restructuring Costs                                        (131)         n/a           (1,850)         n/a    (1,475)           n/a
                                                 -----------------------------------------------------------------------------------
    Total Company - Reported                              39,244         -2%             4,616        -17%      2,922          -18%



                        APRIL-JUNE NET SALES INFORMATION
                         (Percent Change vs. Year Ago) *

                                             Volume
                                 --------------------------------
                                       With          Without
                                    Acquisitions/  Acquisitions/                                                Total  Total Impact
                                     Divestitures   Divestitures          FX             Price   Mix/Other     Impact         Ex-FX
                                 ---------------------------------------------------------------------------------------------------

Fabric and Home Care                           +1             +2          -3                 0          +2          0            +3
Family Care                                   +15            +15          -2                -1          +3        +15           +17
Baby Care                                      +4             +4          -4                -2          -2         -4             0
Feminine Care                                  -1             -1          -5                 0          +2         -4            +1
   Subtotal Paper                              +6             +6          -4                -1          +1         +2            +6
Beauty Care                                    +3             +4          -4                 0           0         -1            +3
Health Care                                   +24            +22          -2                +1          -7        +16           +18
Food and Beverage                             -13             -9          -2                -2          +3        -14           -12
   Total Company (Core)                       +3%            +4%         -3%                0%         +1%        +1%           +4%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.